EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:    Dick Hobbs

                    (414) 347-3836

SENSIENT DECLARES DIVIDEND, ANNOUNCES

REDEMPTION OF RIGHTS

MILWAUKEE, WI – July 17, 2003 – The Board of Directors of Sensient Technologies Corporation (NYSE:SXT) has declared a quarterly cash dividend on its common stock of $0.15 per share, payable on September 3, 2003 to shareholders of record on August 25, 2003.

The Board also authorized the redemption of the rights issued pursuant to the Company’s Shareholder Rights Plan. “A number of our shareholders have indicated that the Shareholder Rights Plan should be eliminated,” said Kenneth P. Manning, Chairman, President and Chief Executive Officer of Sensient. “After careful consideration, the Board has voted to redeem the rights.”

Under the rights plan, one right is attached to each outstanding share of common stock. The rights will be redeemed at a price of $0.01 per right, payable in cash. The redemption payment will be payable on September 3, 2003 to shareholders of record on August 25, 2003, along with the $0.15 per share quarterly dividend payment. Shareholders do not have to take any action to receive the redemption payment and do not have to exchange stock certificates.

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for inkjet inks, display imaging and other applications. The Company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

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